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                     SECURITIES AND EXCHANGE COMMISSION


                           Washington, D.C. 20549


                                  FORM 8-K

                               CURRENT REPORT


   Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



    Date of Report (Date of earliest event reported):  September 26, 2003



                           WESTERBEKE CORPORATION
           (Exact name of Registrant as specified in its Charter)


          Delaware                 0-15046                  04-1925880
(State or other Jurisdiction)    (Commission               (IRS Employer
      of Incorporation)         File Number)            Identification No.)


                       Myles Standish Industrial Park
                            150 John Hancock Road
                              Taunton, MA 02780
                  (Address of principal executive offices)


     Registrant's telephone number, including area code:  (508) 823-7677




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ITEM 5.  Other Events.

       On September 26, 2003, the special committee of the board of directors of Westerbeke Corporation (the "Company") received from Valley Detroit Diesel Allison ("VDDA"), a potential strategic acquiror of the Company, a letter, dated September 26, 2003, offering to conduct a tender offer to purchase all of the outstanding common stock of the Company at a price of $3.75 per share. The offer was conditioned upon at least 90% of the outstanding shares of common stock of the Company being tendered in the tender offer and certain other conditions. The VDDA offer is attached hereto as Exhibit 99.1. The special committee spoke with John H. Westerbeke, Jr. ("Mr. Westerbeke"), the Company's Chairman, Chief Executive Officer and President, and the beneficial holder of a majority of the Company's outstanding common stock (through Westerbeke Acquisition Corporation ("Acquisition")) on October 6, 2003 with respect to that offer. In the discussion with the special committee, Mr. Westerbeke stated that he would not sell the shares of the Company's common stock held by Acquisition and beneficially owned by Mr. Westerbeke (through Acquisition) pursuant to the offer presented. In the same discussion, Mr. Westerbeke also stated that he would not agree to an increase in the $3.00 per share merger consideration and that he had not decided at that time whether to extend the October 31, 2003 date set forth in Section 9.01(c) of the Agreement and Plan of Merger between the Company and Acquisition (after which either party may terminate the merger agreement if the merger has not been consummated).

       On October 6, 2003, the members of the special committee met and voted unanimously that the Company not pursue the latest VDDA offer. The basis of the special committee's determination was that under the terms of the offer, the proposed acquisition would require the tender of at least 90% of the shares of the Company's outstanding common stock, and such condition could not be achieved given Mr. Westerbeke's stated unwillingness to tender the shares of the Company's common stock beneficially owned by him (through Acquisition) in connection with the offer. The special committee determined that it would be imprudent to expend the Company's resources pursuing a transaction that could not be consummated. Counsel for the special committee subsequently informed counsel for VDDA by telephone of the rejection of the offer by the special committee. In the same telephone conversation, counsel for the special committee pointed out to counsel for VDDA that the VDDA proposal incorrectly describes as an appraisal the fairness opinion provided by Stout Risius Ross, Inc. in connection with the Company's merger with Acquisition. Also in the same telephone conversation, counsel for the special committee proposed to counsel for VDDA that VDDA remove the 90% tender condition in its proposal and/or offer to purchase the shares of the Company's outstanding common stock beneficially held by stockholders other than Mr. Westerbeke. On October 13, 2003, the Chairman of the special committee sent a letter, dated October 13, 2003, to VDDA confirming to VDDA the position of Mr. Westerbeke and the resulting determination and proposal by the special committee set forth above.


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ITEM 7.  Financial Statements And Exhibits.

      (c)   Exhibits.  The following exhibits are filed with this report:

      99.1  Offer of VDDA, dated September 26, 2003.


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                                  SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       WESTERBEKE CORPORATION

Date:  October 22, 2003
                                       By: /s/ Gregory Haidemenos
                                           --------------------------------
                                           Gregory Haidemenos
                                           Principal Financial and
                                            Accounting Officer


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